AMENDMENT

              to the Risk Premium Reinsurance Agreement between the

                    CENTURY LIFE OF AMERICA of Waverly, Iowa,

                   hereinafter referred to as the "REINSURED,"

                                       and

       THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,

                    hereinafter referred to as the "LINCOLN,"

effective September 1, 1983.

             1. On and after the first day of March, 1987, the REINSURED may cede and the LINCOLN shall accept automatically amounts of reinsurance not to exceed those described in the attached Schedule B.

             2.    Except for the additional coverage provided in Schedule B,
Part I, the LINCOLN shall have no liability under facultative applications for reinsurance unless the REINSURED has accepted the LINCOLN'S offer to reinsure.

             3. For reinsurance ceded automatically on and after the first day of March, 1987, under the above-mentioned reinsurance agreement, the sum of the amount of insurance already in force on the life and the amount applied for currently, in all companies, shall not exceed the following amounts.

Ages      Life Insurance     Waiver of Premium      Accidental Death
----      --------------     -----------------      ----------------
 0-65     $2,000,000             $2,000,000           $200,000
66-70      2,000,000                None                 None
71-75        500,000                None                 None


             It is expressly understood and agreed that the provisions of this amendment shall be subject to all the terms and conditions of the reinsurance agreement of which this amendment is a part which do not conflict with the terms hereof.

Revision No. 12

                                   SCHEDULE B
                            (Effective March 1, 1987)

           Maximum Amounts which the REINSURED may cede Automatically

                                      Life
                                      ----

Ages       Standard-Table J             Tables L-P           Over Table P
-----      ----------------             -------------        ------------
0-70       200% of the life             200% of the life
           retention, not to            retention, not to
           exceed $600,000              exceed  $600,000       None

71-75           $50,000                    $30,000             None
Over 75           None                      None               None

                          Waiver of Premium Disability
                          ----------------------------

The REINSURED may cede automatically Waiver of Premium Disability reinsurance in amount applicable to the amount of Life reinsurance ceded automatically not to exceed the following:

  Ages            Standard-Table F             Over Table F
 ------           ----------------             ------------
   0-44               $2,000,000                   None
  45-65                1,000,000                   None
Over 65                   None                     None

                            Accidental Death Benefits
                            -------------------------

  Ages       Standard-Table F         Over Table F
 ------      ----------------         ------------
   0-65           $100,000                None
Over S5             None                  None

            IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

CENTURY LIFE OF AMERICA

By /s/ Daniel E. Meylink Sr.    By /s/ James P. Anderson
   ----------------------------    ----------------------------


Date   April 9, 1987                Date April 9, 1987
    ---------------------------          ----------------------

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By /s/ Bruce Barton             By /s/ Larsh Rothert
   ----------------------------    ----------------------------
     Vice President                 Assistant Secretary

Date    4/14/87                     Date     4/14/87
    ---------------------------         -----------------------

                               SCHEDULE B, PART I

                               Conditional Receipt

        In addition to the automatic coverage otherwise provided under this agreement, if the REINSURED shall become liable, as a result of having issued a conditional receipt, for a death claim of an amount which, together with the amount retained by the REINSURED under previously-issued policies, if any, exceeds its own limit of retention applicable to the mortality class, plan of insurance, and age at issue for which a premium was collected, the LINCOLN shall accept reinsurance of such excess automatically in an amount not to exceed $250,000.

        This additional automatic coverage shall apply to insurance which is covered under this agreement (as specified in paragraph 1 of the "REINSURANCE COVERAGE" article) but which does not meet all the conditions outlined in paragraph 2 of the "AUTOMATIC AND FACULTATIVE REINSURANCE" article. In any case, this additional reinsurance shall terminate when facultative reinsurance is completed.

        A copy of any conditional receipt form of the REINSURED issued in connection with any policy form eligible for reinsurance under this agreement is attached as Schedule B, Part II. The REINSURED shall notify the LINCOLN immediately of any change in such form. The liability of the LINCOLN for additional coverage under this Schedule B shall be applicable only with respect to conditional receipt forms which have been reviewed and accepted by the LINCOLN for purposes of such additional coverage.

                               SCHEDULE B, PART II
[LOGO OF CENTURY               CONDITIONAL RECEIPT
COMPANIES OF
AMERICA]

IN NO EVENT SHALL ANY INSURANCE BE EFFECTIVE FOR ANY PERIOD UNLESS THE PROPOSED INSURED WAS INSURABLE AND ACCEPTABLE AS PROVIDED BELOW.

Received from .................. this............... day of........, 19 ........

........................................ in the amount of S.........in connection
Nature of Payment (Check, etc.)

with an identically numberedapplication for insurance on which the Proposed
Insured is .....................................................................

NO INSURANCE UNLESS CONDITION SATISFIED
It is a condition precedent to insurance hereunder on the person proposed for insurance that on the EFFECTIVE DATE (as hereinafter defined), such person be insurable under the Company's rules, limits and standards for the policy or policies applied and paid for. There will be no insurance hereunder on such person unless that person satisfies said condition, regardless of whether said person has been notified he is not insurable, and if said condition is not satisfied by the person, any payment made by the Applicant for such person shall be returned.

MINIMUM AMOUNT REQUIRED WITH APPLICATION
This Receipt provides for [] life insurance [] Disability Income insurance subject to all provisions herein, in accordance with the terms of the policy or policies applied for, provided the amount paid with the application is at least equal to the amount of the full first premium according to the mode of premium payment selected for each policy indicated. This Receipt shall be void if any check or draft given in exchange for it is not paid when presented for payment.

EFFECTIVE DATE OF INSURANCE
This receipt provides no insurance until the EFFECTIVE DATE which is defined as the later of (1) date of completion of all parts of the application and supplements thereto on the person proposed for insurance, or (2) date of completion of all medical examinations, including a second examination, electrocardiogram, urine specimen, and chest X-ray where required for the person by the Company's published underwriting rules because of age and amount of insurance applied for, or (3) the Date of Issue, if any, requested in the application.

TERMINATION DATE OF INSURANCE
This receipt provides no insurance after the TERMINATION DATE which is determined separately for each policy applied for and is defined as the earliest dale of the following:
1. The date notice is mailed that the application is not accepted.
2. The date the Company tenders to the Applicant or Owner a policy issued other than as applied for.
3. The date next prior to the day the policy becomes effective in the event the policy is issued as applied for.
4. The date 60 days subsequent to the date of the application.

CONDITIONAL INSURANCE PROVIDED
Provided there is no material misrepresentation in the application, this receipt provides insurance, subject to all provisions herein, in accordance with the terms of the policy applied for, between the EFFECTIVE DATE and TERMINATION DATE and subject to the following limitations for any life or accidental death insurance:

a. If, on the EFFECTIVE DATE, the person proposed for life insurance is insurable under the Company's rules, limits and standards for the life insurance applied for and at the rate applied for or a lower rate, then the insurance under this receipt for such person shall in no case exceed $250,000 including ail life and accidental death insurance then in force with the Company.

b. If, on the EFFECTIVE DATE, the person proposed for life insurance is insurable under the Company's rules, limits and standards for the life insurance applied for, but only at a rate higher than applied for, then the amount of insurance under this receipt for such person shall be the smallest of:
   1. The amount of insurance which the first full premium would purchase at the higher rate;
   2. The amount of insurance applied for; or
   3. $250,000 less all life and accidental death insurance then in force with the Company.

AGENT OR BROKER MAY NOT MODIFY
No Agent or Broker of Century Life of America has any power or authority to change or modify any of the provisions of - this Conditional Receipt.

Dated at .................................. on .................................
            City              State                      Date

.....................................................................
            Soliciting Agent or Broker